AXA

Société Anonyme (a joint stock corporation) with Management and Supervisory Boards

Stated capital: €4,792,714,239.06 euros

R.C.S. (Paris Trade and Company Register) : 572 093 920 PARIS

BYLAWS

(May 14, 2007)
Registered office: 25, avenue Matignon – 75008 Paris

TITLE I

STRUCTURE - CORPORATE NAME - PURPOSE - OFFICE - TERM

Article 1 - Corporate structure

The Company is a stock corporation known as société anonyme under French law with a
Management Board and a Supervisory Board.

It is governed by existing and future statutory and regulatory provisions as applicable and under the present bylaws.

Article 2 - Corporate name

The name of the Company is: AXA

Any instruments or documents intended for third parties shall contain the name of the
Company, immediately preceded or followed by the words "société anonyme" or by the initials "S.A. - with Management and Supervisory Boards" as well as the amount of the
Company share capital, including the place of incorporation and the registration number of the Company as recorded in the Trade and Company Register.

Article 3 - Purpose

The purpose of the Company is:

-     To have equity interests whatever their forms in any French or foreign companies or businesses, regardless of their legal corporate structure, to manage and, as the case may be, to dispose of said equity interests, as well as to take part in any and all transactions which directly or indirectly relate to said purpose, or are in furtherance thereof,

-     And in particular, within this framework, to acquire and manage equity interests whatever their forms, directly or indirectly, in any French or foreign insurance companies or businesses,

-     To acquire, manage and sell all listed or unlisted shares and securities, including all real and movable property, as well as all rights, listed or unlisted stock, and movable property related to said assets,

-     And generally speaking, to perform any and all industrial, commercial, financial, real estate or movable property transactions, directly or indirectly related to the purpose defined above or in furtherance thereof.

Article 4 – Registered office

The Company’s registered office is located at 25, avenue Matignon, 75008 Paris, France.

It may be moved to any other location within the same district or in its surrounding area, upon decision by the Board and subject to ratification by shareholders at their next annual general meeting, or to any other location as resolved by Shareholders convened at an extraordinary meeting.

Article 5 - Term of the Company

The term of the Company shall end on December 31, 2059 unless the Company is dissolved earlier or its term extended.

TITLE II

STATED CAPITAL - SHARES

Article 6 - Stated capital

The Company’s stated capital represents €4,792,714,239.06 divided into 2,092,888,314 fully paid-up shares.

Shares issued or to be issued as capital stock, provided that they are of the same class and have the same paid-up par value, are fully interchangeable insofar as they bear the same ownership rights. In the event of profit distribution such as total or partial redemption of their capital value, holders of such shares shall be entitled to the same net amount and any taxes due or payable duties shall be evenly distributed among them.

Successive changes in the share capital, contributions in cash or in kind received by the
Company and the terms for issuance of shares in exchange thereof are set out in the attachments to the present bylaws.

Article 7 - Share certificate

Fully paid-up shares may be issued in the name of the holder of record or in bearer form as the holder so chooses pursuant to existing laws and regulations.

Shares shall be subject to registration under the terms and conditions as provided by existing laws and regulations.

Any person directly or indirectly holding an amount of shares representing 0.5% of the stated
capital or its voting rights, through the intermediary of companies held under their control in the meaning of Article L 233-3 of the French Commercial Code , is bound, within five days of registering such shares that makes them reach or exceeds this limit, notify the Company by registered letter with return receipt requested, the total number of shares or the number of voting rights held as well as the total number of stock owned that will ultimately give them access to the stated capital and potential voting rights attached thereto.

This notification must be made again under the conditions as stated above each time the capital amount or voting rights exceed another 0,5% limit. Shareholders whose interest in the share capital of the Company falls below any of the aforementioned thresholds is also bound to inform the Company of their status within five business days according to the same procedures.

Unless reported as described above, shares in excess of the fraction that should have been reported shall not be entitled to vote at meetings of shareholders if during such meetings, failure to do has been recorded and if one or more shareholders jointly own at least 5% of the share capital so request. Loss of voting rights shall be applicable in all shareholder meetings that shall be held up until two years following proper notification.

The Company may rightfully, at its own cost and at all times as provided by law, request from a securities clearing house any information it needs concerning the identity of holders of company stock that gives them immediate or ultimate voting rights in shareholder meetings, including the number of shares held by each of them.

Article 8 – Share-related rights

Ownership of one company share automatically gives its holder the right to take part in shareholder annual general meetings and fully subjects him to company bylaws.

The heirs, assignees, trustees or creditors of any shareholder may not, whatever the reason, request division or sale by auction of company’s shares, assets and properties nor may they intervene in any manner whatsoever in the governance of the Company. To exercise their rights, they must refer to the company’s financial statements and to the decisions made by shareholders at annual general meetings.

Article 9 – Release of shares

To increase capital, a decision may be made by shareholders or the Management Board, if given the power to do so, to release shares for purchase, either in total or in part, provided that the fraction to be released shall not represent less than a quarter of the par value of the shares.
Any surplus may be called up one or more times as allowed under the law.

Subscribers and shareholders shall be advised of the fraction to be released at least fifteen days before the date set for each payment, either through an legal notice placed in an official newspaper at the place of the registered office, or by letter sent by registered mail to each of the parties under the same deadline.

In the event that payments for the release of shares have not have been made on the set date, the amounts due shall bear interest at the legal rate in force increased by two points for each day in arrears without there being any need for legal action or formal notice, and without regard to extra time required because of distance.

In addition, the Company may take legal action to cause the execution and sale of shares not paid up in due time as provided by law. It may also bring civil action or a common law suit against concerned shareholders and their guarantors either before, after, or during the sale of such shares.

TITLE III

THE SUPERVISORY BOARD

Article 10 – Composition of the Supervisory Board

A - Appointment

1.    The Supervisory Board is composed of at least three and no more than eighteen .
Pursuant to legislation in force, a temporary exception may be made in the event of a merger.

Members of the Supervisory Board shall be appointed by the majority Shareholders at their Annual General Meeting.

In the event of one or more vacancies, the Supervisory Board may appoint temporary members before the next shareholder meeting.

Temporary appointments made by the Supervisory Board are subject to ratification by shareholders at their next annual general meeting. A member appointed to replace another shall only remain in office for the remainder of the term of his predecessor.

In the event that the number of Supervisory Board members is reduced to less than three, the Management Board shall immediately proceed to call an ordinary meeting of shareholders in order to fill the existing Board vacancies.

2.    During their term, each member of the Supervisory Board must own at least one hundred shares.

3.    Members of the Supervisory Board are appointed for a four year-term. Their duties as members of the Supervisory Board end at the close of the annual general meeting of shareholders convened to approve the company’s final accounts for fiscal year ended and held during the year when their term of office expires.

In the event that members of the Supervisory Board were to be replaced in their entirety, the term of office of half of the designated members, or rounded down, if need be, to the nearest number, would expire at the end of two years, and the remainder, at the end of four years, in the order determined by a selection process through drawing performed during a Board meeting.

Members of the Supervisory Board or authorized agents of legal entities members of the
Supervisory Board may not stay in office after age seventy. However, this rule may be waived for a maximum one-third of the active members of the Supervisory Board
(individuals or representatives of legal entities). In the event this should apply, the term of office granted by shareholders to members of the Supervisory Board who have exceeded this age limit shall be no more than two years and only renewable once.

If the authorized agent of a legal entity member of the Supervisory Board cannot be held in office, said entity shall replace him with someone else within one month to fill the vacancy, failing which, he shall be deemed to have resigned.

If the one third quota is not respected and if the seventy years old Supervisory Board member has not resigned, the oldest member will be deemed to have resigned.

B - Removal

Members of the Supervisory Board may be removed from office by decision of Shareholders at all times, without notice or indemnity.

C - Election of an employee shareholder representative to the Supervisory Board

1.    In accordance with regulations in force and with these Bylaws, the Shareholders, assembled in an ordinary meeting, shall elect a member to the Supervisory Board who represents all employee shareholders, provided that the legal prerequisites are met.

2.      This employee shareholder representative shall be elected for a four-year term of office.
Notwithstanding the foregoing, the employee shareholder representative to the
Supervisory Board shall be automatically removed from office if he or she ceases to be employed by the Company or a subsidiary or inter-company partnership affiliated with
AXA within the meaning of Article L.225-180 of the French Company Code (Code de
commerce).

3.      Candidates for the employee shareholder representative seat on the Supervisory Board shall be nominated in the following way:

a) If the voting rights attached to shares held by the employees are exercised on their behalf by the members of the supervisory board of a mutual fund, the board may nominate two candidates at most.

If there are several mutual funds of this type, the Management Board may opt to regroup the supervisory boards for funds that hold the assets of AXA employee shareholders in France, on the one hand, and the supervisory boards for international funds that hold the assets of AXA employee shareholders in countries other than
France. In this case, each regrouping of funds could nominate no more than two candidates.

b) If the voting rights attached to shares held by employees are directly exercised by the employees, candidates for the seat on the Supervisory Board shall be nominated in the manner described below.

The consultation of employee shareholders may be carried out using any technical means, including electronic or mail-in voting, provided they give an accurate tally of the votes cast. Each employee has as many votes as shares owned, either directly or indirectly via units held in an employer-sponsored mutual fund with individual exercise of voting rights.

Only the candidates having received more than 2% of the votes cast in the consultation of employee shareholders shall be submitted to a vote of the shareholders assembled for a general meeting.

4.      With respect to the application of paragraph 3. a) and prior to the General Meeting of
Shareholders, the Management Board shall formally request that the supervisory boards of the relevant mutual funds nominate one or more candidates.

With respect to the application of paragraph 3. b) and prior to the General Meeting of
Shareholders, the Management Board shall determine the procedures for consulting employee shareholders who directly exercise their voting rights for the purpose of nominating their candidate(s).

5.      The Management Board shall determine any nomination procedures that are not provided for by law, regulations in force or these Bylaws, including those pertaining to the timetable for nominating candidates and those pertaining to the designation of employee shareholder representatives to attend the shareholders’ meeting.

6.    For each of the procedures mentioned in paragraphs 3. a) and 3. b), a written summary of the proceedings shall be drawn up, recording the number of votes cast for each of the candidates.

This list must contain the names of at least two candidates.

The candidate lists shall be mentioned in the notice sent to shareholders prior to meeting at which the latter shall be called on to elect the employee shareholder representative to the Supervisory Board.

7.      The member of the Supervisory Board elected to represent employee shareholders shall be elected by the shareholders assembled at an ordinary general meeting, in accordance with the same procedures that pertain to the election of any member of the Supervisory
Board.

This member of the Supervisory Board shall not be taken into consideration for the purpose of determining the minimum and maximum numbers of members the
Supervisory Board may have pursuant to Article L.225-69 of the Company Code.

8. In the event of a vacancy, and regardless of why it has arisen, the candidates to the employee shareholder representative seat on the Supervisory Board shall be designated following the same procedures as those indicated hereinabove and prior to the next ordinary general meeting or, if this meeting is held less than four months after the seat has become vacant prior to the following ordinary general meeting. The new member elected to replace the outgoing officeholder shall be elected by the shareholders to serve a four-year term.

In the interval leading up to the election of the new employee shareholder representative, the Supervisory Board may continue to hold meetings and conduct business as usual.

9.       In the event that the report submitted annually by the Management Board to the shareholders pursuant to Article L.225-102 of the Company Code reveals that the percentage of the Company’s share capital owned by employee shareholders as per the aforementioned Article has fallen to less than 3 percent of the Company’s total share capital, the current term office of the employee shareholder representative shall end at the close of the Shareholders’ Meeting at which such report was submitted. In such case, if the seat in question is vacant for any reason whatsoever between the end of the fiscal year and the date of the aforementioned shareholders’ meeting, the Supervisory
Board may continue to hold meetings and conduct business as usual.

10.    The member of the Supervisory Board elected to represent employee shareholders must own at least one hundred shares, either directly or through a mutual fund, or an equivalent number of units in the mutual fund in question. If this is not the case on the day he or she is elected, or if at any time during the term of office he or she ceases to own one hundred shares or the equivalent in mutual fund units, he or she shall resign from the seat held on the board unless he or she has complied with his or her obligation within a three month period of time.

Article 11 – Officers of the Supervisory Board

The Supervisory Board appoints a Chairman and a Vice-Chairman from amongst the people who are its members. The Chairman and the Vice-Chairman remain in office as long as they hold their office as members of the Supervisory Board, unless the Supervisory Board decides to appoint a new Chairman and, if required, a new Vice-Chairman.

The Chairman call meetings of the Board and presides over discussions held.

In the absence of the Chairman, or when he temporarily gives his power of attorney, the Vice-
Chairman performs the duties of the Chairman and is entitled to the same rights.

The Supervisory Board appoints a secretary, who may come from outside its membership and who, with the Chairman and the Vice-Chairman, constitute the officers of the meeting

Article 12 – Powers and duties of the Supervisory Board

1.       The Supervisory Board exercises its regular control over the management of the
Company performed by the Management Board, through checks and boundaries deemed appropriate, by ensuring that it has all the documents available it requires to perform its duty, in particular strategic plans and budgets of businesses controlled by the Company.

Under no circumstances shall this supervision give rise to direct or indirect management by the Supervisory Board or any of its members, nor shall it be performed under such conditions that it precludes the Management Board from performing its managerial duties.

2.       The Supervisory Board makes its comments known to the Shareholders at their annual general meeting concerning the report of the Management Board including the
Company’s yearly accounts.

3.       a) In accordance with applicable laws and regulations, sale of real property per se, total or partial transfer of interests, collateral provisions, warrants, and guarantees must be approved by the Supervisory Board.

b) In addition, the following decisions from the Management Board are subject to prior approval by the Supervisory Board:

-     issuance of shares that gives direct or indirect access to the Company’s registered capital

-     proposals for share repurchase programs to submit to Shareholders at their annual general meetings

-     financial operations that may lead to substantially changing the financial structure of the Company

-     mergers and acquisitions, whatever their form

-     strategic partnership agreements

-     setting up any stock option plans or granting any free allotments of shares for employees of the Company, as well as for employees and officers of related parties, as well as the granting of stock options or free allotments of shares to members of the Management Board of the Company,

-     proposals for changing the bylaws to submit to Shareholders at their annual extraordinary meeting

-     proposals for income allocation and dividend payment for fiscal year ended to submit to Shareholders at their annual general meeting

-     date of dividend distribution and possible advances for dividend payment

c)  The Supervisory Board may, up to the limit of the total amount and a specific amount determined by it for each of the operations listed in a) and b) of paragraph 3, authorize the Management Board to proceed to the above mentioned operations.

When an operation exceeds the amount as set, it is necessary in each case to obtain the approval of the Supervisory Board.

When the amount of a collateral, warranty or surety exceeds the limit set for the period under consideration, any action to enforce this excess against third parties who are not cognizant of the limit is void.

Lack of approval in case of real property sale per se, total or partial transfer of interests and collateral provisions is unenforceable against third parties, unless it is proven by the Company that said third parties were cognizant of it or could not have ignored it.

4.      The Supervisory Board may set up one or more special committees made up of its own membership and responsible for performing their assigned tasks under its supervision.
Each committee presents its activity report to the Supervisory Board at the next scheduled meeting.

5.       The Supervisory Board defines its own internal operating procedures which are communicated to the Management Board.

Article 13 – Meetings of the Supervisory Board

1.         The Supervisory Board may meet as often as it deems necessary for the interest of the
Company but not less than once every quarter.

Meetings shall be called by the Chairman or Vice-Chairman by all available means.

The Chairman is subject to call a meeting of the Board no later than fifteen days following a request made by the Management Board or at least by one-third of the members of the Supervisory Board for such a meeting giving the reasons therefor. If the request is left unanswered, the requesting parties may themselves proceed to notify the members for their attendance by providing them with the meeting agenda.
Otherwise it is the Chairman of the Board who sets the business agenda and only at the time of the meeting.

Meetings shall take place wherever it is indicated in the notice of meeting.

2.         A member of the Supervisory Board may give his proxy either by mail, telex, telegram or facsimile (article 107-1 of the French Decree dated March, 23rd , 1967) to another member of the Supervisory Board to act on his behalf at a given meeting of the
Supervisory Board.

Each member of the Supervisory Board may only receive one proxy at a time for the same meeting by application of the above paragraph.

The provisions contained in the above two paragraphs also apply to authorized agents of legal entities.

In accordance with and subject to legal provisions in force, the Supervisory Board may deliberate by means of videoconference or by any other means of telecommunication or remote transmission, or by consulting its members in writing. In such case, resolutions shall be adopted by the vote of a majority of the members present or represented. In the event of a tie, the Chairman shall cast the deciding vote.

Members of the Supervisory Board may participate in meetings of the Supervisory
Board by videoconference or by any other means of telecommunication or remote transmission in compliance with regulations in force. Any member of the Supervisory
Board may appoint another member thereof as his proxy.

3.        Members of the Supervisory Board, including anyone present at the meetings of the
Supervisory Board, are held to confidentiality with respect to the discussions held at
Board meetings and to information of a confidential nature or deemed as such by the Chairman of the Supervisory Board or the Chairman of the Management Board.

Article 14 – Compensation of Members of the Supervisory Board

1.         Members of the Supervisory Board receive a fixed annual fee as compensation the amount of which is determined by the Shareholders at their annual meeting and remains effective unless otherwise provided. Members of the Supervisory Board receive this amount in compensation for their attendance at meetings and the amounts to be allocated to the members depend on the attendance rates set by the Board.

2.         The Board may also compensate its members for their performance of special tasks or assignments with which it has entrusted them, under the conditions and the terms provided by law.

Article 15 - Advisors

Upon proposal from the Chairman, the Supervisory Board may accept, from time to time as it seems fit, a number of advisors up to a maximum of four people or representatives of corporate entities, whether they are selected or not among the shareholders. Advisors are convened to all the meetings of the Supervisory Board and take part in its discussions but do not have the right to vote.

The Supervisory Board determines their role and how to compensate them.

Advisors may not substitute to members of the Supervisory Board on which they depend for their authority. They issue their advice and communicate same to the Supervisory Board and the Management Board.

Advisors are fully entitled to leave their function at the term of the period in which they have reached and completed age seventy.

TITLE IV

MANAGEMENT BOARD

Article 16 – Composition of the Management Board

A – Appointment

1.         The company is headed by a Management Board composed of up to seven members, appointed by the Supervisory Board that will exercise control over the Management
Board in accordance with the law and statutory provisions as set forth below.

2.         Members of the Management Board may not be shareholders but it is mandatory that they represent themselves as individuals. No member of the Supervisory Board may be part of the Management Board. No one is eligible for membership in the Management
Board if he falls under one of the forfeitures: cumulative functions, incompatibility, degeneration or ban from certain practices under the law.

Any member of the Management Board may sign an employment contract with the
Company that is legally binding and effective through the whole term of his office and beyond.

3.         Members of the Management Board are elected for three years by the Supervisory
Board, which is responsible for filling any vacancies on the Management Board in accordance with the law.

Members of the Management Board may be re-elected for ever.

4.         No one may be elected to the Management Board past age sixty-five. Any member of the Management Board who reaches the age of sixty-five while in office during a fiscal year is automatically deemed to have resigned at the close of that fiscal year.
However, when a member of the Management Board reaches that age, the Supervisory
Board may choose to extend his term of office once or several times as the case may be, provided that the total extended period does not exceed three years.

B - Removal

Any member of the Management Board may be removed from office by a vote of the
Shareholders duly assembled, or by the Supervisory Board. If the decision to remove the officeholder is found to be without just cause , the latter may seek an award for money damages .

Removal of a member of the Management Board does not result in the termination of the employment contract the concerned party may have signed with the Company.

Article 17 – Chairmanship of the Management Board – Corporate executive level

The Supervisory Board elects one of the members of the Management Board as Chairman.

The Chairman performs his duties as such throughout his term as member of the Management
Board.

The Chairman of the Management Board shall represent the Company in its dealings with third parties.

The Supervisory Board may grant the same authority to represent the Company to one or more members of the Management Board who then hold the title of Vice-Chairman, President of the Management Board or Senior Executive Vice-President.

The Supervisory Board has the right to remove the Chairman from his duties and if applicable, withdraw the power to represent the Company that was assigned to any member of the Management Board.

With respect to third-party transactions, any valid commitments made by the Chairman of the
Management Board or any other member that has been granted the same power of delegation from the Supervisory Board are deemed to be legally binding on the Company.

Article 18 – Powers and duties of the Management Board

1.      The Management Board shall have the broadest powers to act under all circumstances in the name of the Company, within the scope of the corporate purpose, and subject to the authority expressly reserved by law to Shareholders and the Supervisory Board.

Limitation to these powers is not enforceable against third parties, who may bring legal action against the Company to enforce commitments made in its name by the Chairman of the Management Board or any other member granted the same authority to represent the Company, provided that the name of the appointed legal representative has been duly published.

2.      Members of the Management Board may, with the approval of the Supervisory Board, assign among themselves their respective duties to manage the Company.

However, members of the Management Board may not invoke their shared responsibilities to exempt themselves from the obligation to meet regularly to discuss essential management issues related to the Company nor may they consider it as a cause for exonerating them from the task of due diligence that is incumbent upon each member of the Management Board and for which they are jointly and severally liable.

3.      The Management Board may at its discretion entrusts one or more of its members or any non-member person with special assignments, whether of a permanent or temporary nature, and delegate such powers as it deems necessary to enable them to achieve one or more specific purposes, with or without the right to subrogate.

4.      When a transactions requires the approval of the Supervisory Board pursuant to Article
12 of these bylaws and the Board withholds it, the Management Board may bring the dispute before the Shareholders who may resolve to grant the required approval and bear all ensuing consequences.

5.      The Management Board presents its report, at least once every quarter, to the
Supervisory Board either orally or in writing summarizing its major accomplishments or highlights in the management of the Company.

Within three months following the fiscal year ended, the Management Board prepares the Company’s final accounts and, if applicable, its consolidated financial statements which it submits to the Supervisory Board for review and control. It suggests how to allocate earnings for the fiscal year ended.

The Management Board after reviewing the Company’s quarterly and half-yearly results, presents them to the Supervisory Board.

The Management Board calls all shareholder meetings, sets their agenda, and carries out their resolutions.

6.      Members of the Management Board are jointly and severally liable before the Company or toward third parties, as the case may be, for any violations of the statutory provisions governing French companies (sociétés anonymes), for any breaches of these bylaws, for acts of negligence or misconduct in the performance of their management duties, all punishable by law and subject to the terms provided therein.

Article 19 – Meetings and resolutions of the Management Board

The Management Board may meet as often as it is necessary to protect the interest of the
Company upon notice from the Chairman of the Management Board or at least half of its members, either at the principal office of the Company, or at any other location indicated in the notice of meeting. The agenda may be established at the meeting. Notice of meetings may be given by all available means, including orally.

The President of the Management Board shall chair the meetings of the Board. If he is unable to do so, the meeting will be chaired by the Vice-President and Senior Executive designated by the President of the Management Board. If he is unable to do so, the oldest Vice-President and Senior Executive or the oldest member of the Management Board in attendance will act as chair. The Management Board appoints a secretary, who need not be a member of said
Board.

Decisions of the Management Board are only valid if half of its members are present.

Decisions are taken by the majority vote of members present and represented. If there is a draw, the vote of the Chairman shall prevail.

Decisions of the Management Board are recorded in minutes of meetings and placed in a special minute book and signed by all members of the Board present at the meeting.

After consulting the Supervisory Board, the Management Board establishes its own internal operating procedures.

Article 20 – Compensation of members of the Management Board

The Supervisory Board shall fix the amount and terms of compensation for each of the members of the Management Board.

Article 21 – Regulated agreements

Any agreement that is entered into, either directly or through another person, between the
Company and a member of its Supervisory Board, Management Board or a shareholder holding a percentage of the voting power greater than the upper threshold in force (if such shareholder is a company and not an individual, the company that controls it within the meaning of Article L.233-3 of the French Company Code) must be submitted to the prior approval of the Supervisory Board.

The same shall hold for agreements in which one of the persons mentioned in the preceding paragraph has an indirect interest or in which this person does business by the intermediary of another person.

Agreements entered into between the Company and another company, if a member of the
Supervisory Board or the Management Board has an ownership interest in the latter; is an unlimited partner, manager or trustee therein; is a member of its supervisory board; or, in general, is a director and/or officer thereof.

The foregoing provisions do not apply to agreements that concern ongoing business operations conducted in the usual way.

However, the existence of such agreements must be disclosed to the chairman of the supervisory board. A list of such agreements and their purpose shall in turn be disclosed by the chairman to the members of the supervisory board and to the independent statutory auditors of the Company.”

TITLE V

AUDITORS

Article 22 – Auditors

One or more auditors are elected to perform their duties as provided by law.
Their fees are set according to the terms of applicable regulations.

TITLE VI

ANNUAL GENERAL SHAREHOLDER MEETINGS

Article 23 – Annual shareholder meetings

Shareholders are convened by the Management Board to attend annual general meetings as provided by law.

They may also be called by the Supervisory Board.

The shareholders meet and deliberate in accordance with applicable legislation. In particular, any shareholder may vote at meetings of shareholders without being physically present, by means of videoconference or by means of telecommunication allowing the identification of shareholders, as provided for under the law and subject to approval by the Management
Board, published in the notice of meeting.

Any shareholder may attend such meetings either in person or by proxy upon proof of identity or ownership of shares under the terms and conditions as provided by existing laws and regulations.

Voting by mail is accomplished in accordance with applicable legislation and regulations. In particular, any shareholder may transmit in paper form or, subject to approval by the
Management Board, published in the notice of meeting, by electronic means, proxy and mail voting cards prior to meetings of shareholders.

The online completion and signature of these cards, in accordance with the first sentence of the second point in Article 1316-4 of the French Civil Code (the Code Civil) could, if the
Management Board so decides at the time the notice of meeting is sent to shareholders, be done directly on the secured web site that has been set up to centralize management of shareholders’ meetings via a secure username (log-in) and password system. The proxy or voting card completed electronically prior to the actual meeting, as well as the acknowledgement of receipt that will be given in reply, will be considered as irrevocable and opposable written proof, it being specified that, in the event shares are sold or otherwise legally transferred before the third business day preceding the shareholders’ meeting at
0.00am Paris time, the Company shall invalidate or modify accordingly, as the case may be, the proxy or voting card completed online.

Each shareholder has as many voting rights as the number of shares they own or represent.
However, owners of record of fully paid-up shares held at least for two years at the end of the fiscal year preceding the meeting date as scheduled, double their voting rights. In the event of an increase in capital by reserve capitalization, premium shares or merger issuance, voting rights are doubled, upon share issuance, for registered shares granted freely to a shareholder whose outstanding shares allow him to exercise such right.

Shareholder meetings are presided by the Chairman of the Supervisory Board or, in his absence, by the Vice-Chairman, or by a specifically appointed member of the Supervisory
Board. Otherwise, Shareholders appoint themselves a presiding chairman.

Minutes of the meetings are prepared and true copies certified to be delivered as required by law.

TITLE VII

FISCAL YEAR

Article 24 – Company and consolidated accounts

The fiscal year is a twelve-month period starting January 1 and ending December 31.

a)   Company financial statements

Amounts required by law to be set aside as reserves are first deducted from each year’s income, reduced by losses carried forward, if any.

Income available for distribution represents the company’s net profit for fiscal year, reduced by any losses carried forward and by amounts required by law or by the bylaws to be set aside as reserves, and increased by previous retained earnings.

Shareholders may decide to withhold from said earnings any amounts they deem appropriate for allocation to optional, ordinary or extraordinary reserves, or else to carry them forward.

The balance thereof shall be distributed among the shares outstanding in proportion to their nominal value as fully paid-up and unredeemed shares.

The Management Board determines when, where and how dividend payments are to be made.

The Management Board may decided to make one or more advance payments for dividend distribution under the terms set by law and in accordance with the provisions of article 12.3 b)
of these bylaws.

Shareholders convened to approve company accounts for the fiscal year under consideration have the power to grant each shareholder, concerning all or part of their dividend distribution, the option to receive payment therefor either in cash or in shares.

b)  Consolidated financial statements

The Management Board shall submit the consolidated financial statements to the approval of the Shareholders at the same time as it submits the Company financial statements and its report. The duly assembled shareholders shall deliberate on all issues relating to the consolidated financial statements for the previous year ended.

TITLE VIII

DISSOLUTION

Article 25 – Dissolution

In case of Company’s dissolution, Shareholders appoint one or more receivers, provided the quorum is met and they have the required majority vote as stipulated for ordinary shareholder meetings.

At their annual general meeting, Shareholders meeting in ordinary session have the right to decide to allow the Company to continue to do business as usual or to obtain new business for the purposes of its winding up.

The receiver represents the Company. He is invested with the broadest powers possible to dispose of Company’s assets, including through amicable settlements. He is also empowered to make payments to creditors and distribute the remaining balance.

Any assets remaining after nominal share redemption are distributed among Shareholders on a prorated basis for their capital share.

TITLE IX

DISPUTE

Article 26 - Dispute

Any dispute arising during the life of the Company or during its winding-up process, between the Company and its shareholders or among the Shareholders themselves related to
Company’s matters, is brought before the courts under the proper jurisdiction effective at the place of business of the Company.

To this end, for matters of dispute, Shareholders are required to elect domicile for due service of process in the jurisdictional area of the effective courts, regardless of their actual place of residence. Failure to do so will cause delivery of summons or legal notices to the office of the
Attorney General or Public Prosecutor (Procureur de la République) of the District Court
(Tribunal de Grande Instance) having jurisdiction over the place of business of the Company.